Exhibit 10.4

LEASE AGREEMENT

This Lease Agreement (this "Agreement") is made by and between Waters Club Bahamas Venture I, Inc., a Florida corporation (the "Company"), and TWC Acqua, LTD, a St. Vincent company ("Operator"), effective as of March 04, 2016 (the "Effective Date").  Company and Operator are sometimes individually referred to as a "Party" and collectively as the "Parties."  Company and Operator agree to the following:

1.    Use: Upon the terms and conditions of this Agreement, Operator agrees that during the Term (as defined below) the MY Acqua, a 1994 115' Broward, the ("Yacht") will be available for use by the Company, its members and guests, and their respective guests and invitees (collectively, "Permitted Users").  Beginning on the Commencement Date and continuing through the end of the Term, the Yacht will be based in Nassau, Bahamas. At its option, Operator may substitute a different yacht if the Yacht is unavailable or out of service for any reason, provided that the substitute yacht must be a minimum of one hundred (100') and must have four (4) or more staterooms and accommodations for at least eight (8) people, the quality of the finishes must be equal to or greater than the Yacht, and all Services (as defined below) shall remain the same. The maximum number of Permitted Users aboard the Yacht at any one time is eight (8) persons. Any substitution Yacht expenses are to be considered reimbursable by the Company to the Operator as normal expenses thru the regular course of business.  All Permitted Users going aboard the Yacht must sign and deliver to Operator a Terms of Use Agreement in the form provided by the Operator.
2.    Representations and Warranties.  Operator represents, warrants and covenants that (a) it has the right, legal capacity, power and authority to enter into this Agreement and to perform all its duties and obligations contemplated by this Agreement; (b) the Permitted Users will peaceably have and enjoy the Yacht during their Use Periods throughout the Term of this Agreement.  The Company acknowledges that the Operator is in the fractional yacht business.   Operator will endeavor to sell shares in the Yacht or other yachts to the Permitted Users if they so desire until she is sold out and, if the Yacht is sold out, Operator will then endeavor to sell shares in the substitute yacht using the same agreed upon conditions.  Notwithstanding the foregoing, to the extent that the Yacht is not available for use, Operator shall substitute a different yacht in accordance with, and subject to the terms and condition of, Section 1 above.  The ship's Captain is the master of the vessel and will provide information on safety, legalities, protocol and procedures while a user is on board.
3.    Overflow; Alternative Destinations:  Operator will make available to the Company additional yachts for the fixed itineraries described in Section 1 above or for alternative destinations and itineraries, subject to availability ("Overflow Yachts") at a rate equal to the lowest publicly available rate less 15% (the "Overflow Rate").  In addition, for each Use Period of an Overflow Yacht, Operator shall pay to the Company a commission equal to 10% of the Overflow Rate.  The commission shall be credited against the Overflow Rate at the time of payment.  All provisions of this Agreement, other than conflicting provisions set forth in Sections 1 and 5, will apply to all Overflow Yachts.
4.    Term: The term of this Agreement commences on March 04th 2016 (the "Commencement Date") and terminates on June 30th, 2018 (the "Term"), unless earlier terminated in accordance with this Agreement.
5.    Fees, Expenses and Charges:  The Company will be responsible for one hundred percent (100%) of all annual operational costs to run and maintain the yacht without exception or limitations.  Additionally, the Company will be responsible for refitting/rebuilding the Yacht to meet the Company standards for operating the in the Bahamas, including without limitations:  crew expenses, mooring/dockage, insurance, management support, provisioning, debt servicing, the interior/exterior, bottom paint, all mechanical equipment (i.e. CAT C32's, generators, stabilizers, davits, windlasses, etc.)  all finishes, furniture, soft goods sundries, appliances, tenders, Waverunners and anything onboard that is deemed necessary for the Yacht to operate safely and meet all international, governmental and Flag State requirements.  THERE ARE NO COSTS THAT ARE EXCLUDED ASSOCIATED WITH THE MAINTENCE OR OPERATIONS OF THE YACHT.

Exhibit 10.4 -- Page 1

6.    Return of Yacht at Contact Expiration:  The Company will be required to return the Yacht in satisfactory condition to the Operator.  It will be at the Operators sole discretion to determine the definition of satisfactory condition.  The Company will have 90 days
7.    Payment Terms:  The Company shall pay 100% of the total Fees, Expenses and Charges defined in Section 5, for each Use Period at least thirty (30) days in advance.
8.    Cancellation Policies.  Any Use Period cancelled by the Company at least ninety (90) days prior to the departure date will not be subject to any cancellation penalty, and Operator shall refund any amounts paid by the Company in connection with such Use Period.  The Company shall be responsible for the full Rate for any charter cancelled less than ninety (90) days prior to the departure date.  Notwithstanding the foregoing, the Company may substitute Permitted Users for any Use Period at any time prior to the departure date without penalty.  Further notwithstanding the foregoing, in the case of a cancellation due to an emergency, Operator agrees to work with the Company in good faith on a case-by-case basis to reschedule the cancelled charter or defray to cancellation penalty for the cancelled charter.
9.    Condition of the Yacht.  During the Term, Company shall maintain the Yacht in good working condition and shall maintain all furnishings and other personal property located on the Yacht in substantially the same condition and repair as existed on the Effective Date.
10.    Sale of Yacht.  The Company acknowledges and agrees that the Yacht may be sold during the Term.  As a condition precedent to the closing of any such sale during the Term, either (a) the buyer of the Yacht must assume this Agreement and all of Operator's obligations and liabilities hereunder, or (b) Operator must substitute a different yacht for the remainder of the Term, provided that the substitute yacht must be a minimum of one hundred feet (100') and must have four (4) or more staterooms and accommodations for at least eight (8) people, the quality of the finishes must be equal to or greater than the Yacht.
11.    Indemnification:  Company shall indemnify and hold harmless the Operator, its subsidiaries and affiliates and each of their respective shareholders, members, partners, directors, managers, officers, agents, employees, contractors, lenders, insurers, and representatives of any kind (the "Company Indemnified Parties") for, from and against any and all claims, demands, suits, actions, proceedings, damages, liabilities, losses, judgments, costs and expenses (including without limitation, attorneys' fees, court costs and other legal expenses) arising out of, related to or in connection with this Agreement, including, without limitation, Permitted User's use of the Yacht, except to the extent caused by the Company's gross negligence or willful misconduct.  Notwithstanding the foregoing, the Company agrees to look first to the appropriate insurance coverages in effect prior to seeking indemnification under this paragraph in the event any claim or liability occurs as a result of injury to person or damage to property, regardless of the cause of such claim or liability.
12.    Insurance.  Operator and/or Yacht Owner will carry Protection and Indemnity (P&I) insurance covering all operations in an amount not less than $5,000,000 for each occurrence and $5,000,000 in the aggregate. Within five (5) business days following the Effective Date, Operator will provide the Company with a certificate of insurance as evidence of the insurance required under this Agreement.

Exhibit 10.4 -- Page 2

13.    Force Majeure: The performance of this Agreement is subject to any circumstance making it illegal or impossible to provide or use the Use Periods, including fire, severe weather, flood, hurricane, riots, insurrection, war, government disorder, the curtailment of transportation facilities, issuance of United States or British governmental travel warnings applicable to any area within a 100 mile radius of the Bahamas, earthquake, other natural catastrophes, cases of national emergency and/or acts of God or for any other reasons of a like nature which are unforeseen and unavoidable reason or matters beyond Operator's control which materially adversely affect Operator's ability to perform its obligations under this Agreement (referred to herein as "Force Majeure Event(s)").  This Agreement may be terminated only for any one of the above reasons by written notice from either Operator or the Company to the other within ten (10) days of learning of the basis for termination, and the Company will receive full refund of all payments less any actual and verifiable expenses properly incurred by Operator prior to the Force Majeure Event.  Alternatively, at the Company's option, any affected Use Period may be rescheduled until such time as the Force Majeure Event has been reasonably determined to have ended.
14.    Miscellaneous:  This Agreement represents the entire understanding of the Parties; no other agreements, whether oral or written, exist or are being relied on by the Parties.  This Agreement may only be amended, changed or otherwise modified by a writing signed by both Parties.  Neither Party shall assign or otherwise transfer this Agreement or any of the rights under it without the prior written consent of the other Party; provided, however, the Company may assign or otherwise transfer this Agreement without the other Party's prior written consent to any affiliate of the Company, provided that the terms and conditions of this Agreement shall remain in full force and effect.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document.  Faxed or other reliably reproduced electronic copies of signatures (i.e., .pdf) shall have the same binding effect as original signatures.  The interpretation and enforcement of this Agreement will be governed by the laws of the State of Florida without any regard to any conflicts of laws principles thereof.  Unless provided for otherwise in this Agreement, all notices provided in connection with this Agreement shall be in writing and shall be delivered to the following addresses:
                                        To the Company:

Waters Club Bahamas Venture I, Inc.
750 W. Sunrise Blvd
Fort Lauderdale, FL  33311
To Operator:
TWC Acqua LTD
2150 Tanbark Lane
Fort Lauderdale, FL  33312
954-445-6518

15.    Exhibits.  List of Exhibits.  The following Exhibits are incorporated into this Agreement:
NONE

Exhibit 10.4 -- Page 3

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered in their name and on their behalf as of the date first above written.

THE COMPANY:	OPERATOR:

Waters Club Bahamas Venture I, Inc.	TWC Acqua LTD

By: /s/ Andrew Deme	By: /s/ Andrew Deme
Andrew Deme, President	Andrew Deme, Director

Exhibit 10.4 -- Page 4